Exhibit 5.1




                              May 31, 1995


LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, CA 95035

    Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 1, 1995 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of LSI Logic Corporation Common Stock (the "Shares") to be issued pursuant to the Employee Stock Purchase Plan (the "Purchase Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the sale and issuance of the Shares under the Purchase Plan.

    It is our opinion that, when issued and sold in the manner referred to in the Purchase Plan, the shares will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our namewherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.


                        Sincerely yours,

                        WILSON, SONSINI, GOODRICH & ROSATI
                        Professional Corporation